Convertible Note Agreement

Principal Amount: $1,200,000.00

Issuance Date: [closing date]

1. Parties:

This Convertible Note Agreement (the "Agreement") is between:

Seller (Note Holder):

Jiyunck Hwang

9548 Chandler Springs Avenue

Las Vegas, NV 89148

Buyer:

Yoshiharu LV, Inc. and Yoshiharu Global Co. (collectively "Buyer")

Address

Yoshiharu Global Co.

6940 Beach Blvd. Suite D-705

Buena Park, CA 90621

2. Terms of the Note:

a. Principal Amount: The Buyer hereby acknowledges its obligation to the Seller in the principal sum of One Million Two Hundred Thousand US Dollars ($1,200,000.00).

b. Interest: The principal sum shall accrue interest at a rate of 0.5% per annum.

c. Maturity Date: The maturity date of this Note shall be one year from the Issuance Date, being [one year from closing date].

3. Conversion:

a. Conversion Right: Upon the Maturity Date, the Seller shall have the right, at its sole discretion, to convert any outstanding and unpaid portion of this Note into Class A Common Stocks of Yoshiharu Global Co..

b. Conversion Price: The conversion price shall be 150% of the average of the highest and lowest prices of the Buyer's stock (traded under the symbol "YOSH") during the five business days immediately after the Closing Date. The number of shares to be issued at conversion shall be fixed based on the Conversion Price herein.

c. Conversion Mechanics: If the closing stock price on the conversion date is lower than the "Conversion Price" determined at 3-b above, the Seller shall have option to choose the cash receipt on any outstanding and unpaid portion of this Note or convert any outstanding and unpaid portion of this Note into Class A Common Stocks of Yoshiharu Global Co. at the Conversion Price determined at 3-b. If the stock price on the conversion date is higher than the "Conversion Price" set at 3-b, the Seller shall convert any outstanding and unpaid portion of this Note into Class A Common Stocks of Yoshiharu Global Co. Upon choosing to convert, the Seller shall provide written notice to the Buyer, indicating the portion of the Note on the Maturity Date.

d. Accommodation by Buyer: Upon receiving the conversion request from the Seller, the Buyer shall accommodate the Seller's request and convert the specified portion of the Note into Class A Common Stocks as per the agreed Conversion Price.

4. Repayment:

The Seller or the Buyer shall send a notice in mail or email to each other 30 days in prior to maturity date to whether to convert the note or accept the request to convert. Based on the agreement between the Seller and the Buyer, the Buyer shall pay the note in cash or issue the Class A Common Stocks as agreed above within 30 days from the Maturity Date.

5. Governing Law:

This Agreement shall be governed by and construed under the laws of California.

6. Transferability:

This Note may not be transferred or assigned by either party without the written consent of the other party.

7. Entire Agreement:

This Agreement contains the entire understanding between the parties and supersedes all prior understandings, written or oral, relating to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Convertible Note Agreement as of the Issuance Date first above written.

Jiyunck Hwang (Seller)

Yoshiharu LV, Inc. (Buyer)

Yoshiharu Global Co. (Buyer)